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                                                                   EXHIBIT 23.3

        CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

  We hereby consent to the reference to DLJ under the caption "Recommendation of the Board" in the Supplement to Offer to Exchange and Solicitation of Acceptances of Prepackaged Plan of Reorganization and Supplement to Proxy Statement/Prospectus and Solicitation of Prepackaged Plan Acceptances of Merisel, Inc. which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          /s/ DONALDSON, LUFKIN & JENRETTE
                                                    SECURITIES CORPORATION

Los Angeles, California
September 3, 1997